FOR IMMEDIATE RELEASE

Rockdale Resources Enhances Operations, Implements Cost Reductions and Changes Board Composition

Houston, Texas, December 19, 2014 (Marketwire) -- Rockdale Resources Corporation (OTCQB: BBLS), a Houston-based oil production, exploration and drilling company, announced significant operational and organizational changes.

These changes are designed to complement the Company’s new growth strategy and its reduction in corporate operating costs.

David N. Baker CEO of Rockdale Resources, announced the following major changes approved by the Board of Directors during a Special Meeting held on December 15, 2014 in Houston Texas. Board Approval was given for the relocation of the corporate offices from Austin, Texas to 710 N. Post Oak Rd. Suite 512 Houston Texas 77024 with the lease of a corporate office of approximately 600 sq. ft. at a rate of $19.50 per square foot for monthly cost of approximately $600 per month.

Additionally, the Board approved both an administrative and oil field operating agreement with Jovian Petroleum Corporation who occupies adjacent offices in the building. Rockdale has been in discussions with and review for these services with Jovian, for several months, before the Board made this decision. The terms of this agreement provide that Jovian personnel will handle all administrative and regulatory functions of the Company as well as provide complete oil field operational supervision and personnel for a fixed fee of $10,000.00 per month. Mr. Baker commented “The retainment of Jovian to manage these functions for us, allows the company to eliminate the services of a full time COO/CFO, Comptroller and Pumper which going forward will result in significant annual savings to the Company.” Jovian which is managed by Mr. Zel C. Khan. Mr. Khan is a successful field operator for Jovian’s own interests in Texas, Oklahoma, and New Mexico as well as for other independent oil companies. Mr. Khan has a 25 years oilfield history with both major as well as smaller independent oil and gas operators.

In connection, with both Jovian’s management of our oil field and Rockdale’s engagement of a very senior consultant, who has 35 years of experience directly operating oil exploration and drilling operations, the Company now has an operational plan to significantly improve the production of the 13 wells located within our existing oil field, which have been successfully drilled over the past approximately 18 months.

The Company’s composition of the Company’s Board of Directors has now changed, with the Board accepting the resignation of Mr. Matt Ferguson as a Director and simultaneously electing Mr. Lee H. Lytton of San Antonio Texas to replace him. Mr. Lytton currently is a tenured professor at St. Mary’s Law School in San Antonio where he has taught Oil and Gas Law as well as Texas Land and Title courses for the last 26 years. Prior to that Mr. Lytton was a founding partner in a South Texas Oil and Gas Operating Company for 10 years after leaving the FBI as a Special Agent. Mr. Lytton was admitted to the Texas Bar in 1968 and practiced law as an Assistant District Attorney early in his carrier. Mr. Lytton serves on the Board of the South Texans’ Property Rights Association as a result of his family’s historical standing as a prominent South Texas ranching family. The Board also elected Mr. Lytton to serve as the Corporate Secretary for the Company beginning immediately for a term of one year.

Mr. Baker also spoke to the impact of the sharp decline in the price of crude oil and the Company’s growth strategy going forward. “We believe the operational changes the Board has implemented should allow the Company to achieve positive cash flow in the coming quarters as well as position the Company to take advantage of opportunities to acquire additional production on attractive terms. We are aggressively seeking to grow organically through increasing our production of existing wells and drilling and completing new wells on our lease over the next several months; as well as seeking existing oil production assets to acquire.”

About Rockdale Resources Corporation

Rockdale Resources Corporation is a domestic oil exploration and production company. The Company focuses on new oil wells in established areas of oil production. The Company uses state of the art technology to maximize production and to identify areas with the greatest potential. The Company's core area of operations is in the Minerva-Rockdale Field near Rockdale, Texas, which has produced over 7 million barrels of oil since its first wells were established in 1921. The Company's corporate offices are located in Houston, Texas.

Forward-looking Statements

Certain information in this press release constitutes forward-looking statements within the meaning of applicable securities laws, including, but not limited to, statements regarding well production, use of proceeds, future drilling, operating expenses, and additional funding. Any statement that does not contain a historical fact may be deemed to be a forward-looking statement. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of such terms, or other comparable terminology, although not all forward-looking statements contain such identifying words.

Forward-looking statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond the Company’s control, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks, and uncertainties include, among others, those associated with exploration activities, oil and gas production, marketing and transportation, costs of operations, loss of markets, volatility of oil and gas prices, imprecision of reserve and future production estimates, environmental risks, competition, inability to access sufficient capital from internal and external sources, general economic conditions, litigation, and changes in regulation and legislation. Readers are cautioned that the foregoing list is not exhaustive.

Additional information on these and other factors that could affect Rockdale’s operations or financial results is available by contacting Rockdale. Furthermore, the forward-looking statements contained in this press release are made as of the date of this press release, and Rockdale does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events, or otherwise, except as expressly required by applicable law.

Contact: David N. Baker, Rockdale Resources Corporation, 512-537-2257.

info@rockdaleresources.com

SOURCE Rockdale Resources Corporation

Web Site: http://www.rockdaleresources.com

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